Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2017 FIRST QUARTER RESULTS

•	Reports Same Store Sales Increase of 7.9%

•	Achieves First Quarter Earnings per Diluted Share of $0.24

•	Declares Quarterly Cash Dividend of $0.15 per Share

EL SEGUNDO, Calif., May 2, 2017 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2017 first quarter ended April 2, 2017.

For the fiscal 2017 first quarter, net sales were $252.6 million compared to net sales of $234.5 million for the first quarter of fiscal 2016. Same store sales increased 7.9% for the first quarter of fiscal 2017, reflecting continued market share gains resulting from the closure of certain major competitors last year along with more favorable weather conditions than the prior year period. Sales comparisons also benefited from the calendar shift of the Easter holiday, during which the Company’s stores are closed, from the first quarter in fiscal 2016 to the second quarter in fiscal 2017.

Gross profit for the fiscal 2017 first quarter was $83.6 million, compared to $71.0 million in the first quarter of the prior year. The Company’s gross profit margin was 33.1% in the fiscal 2017 first quarter versus 30.3% in the first quarter of the prior year, reflecting an increase in merchandise margins of 228 basis points and a decrease in store occupancy and distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 29.5% in the fiscal 2017 first quarter versus 30.4% in the first quarter of the prior year. Overall selling and administrative expense for the quarter increased by $3.4 million from the prior year primarily due to higher employee labor and benefit expense.

Net income for the first quarter of fiscal 2017 was $5.3 million, or $0.24 per diluted share, compared to a net loss for the first quarter of fiscal 2016 of $1.1 million, or $(0.05) per basic share. Results for the first quarter of fiscal 2016 included a charge of $0.03 per basic share for the write-off of deferred tax assets related to share-based compensation.

“We are pleased to begin fiscal 2017 with an extraordinarily strong performance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We realized improvements in both customer transactions and average sale and produced same store sales increases for each of our major merchandise categories of apparel, footwear and hardgoods, while substantially improving merchandise margins for the period. Our team did an outstanding job of extending our market share gains following the store closures by our competitors that occurred last year, as well as capitalizing on the favorable weather conditions that we experienced in a majority of our markets during the first quarter. These efforts led to better than anticipated sales during March and allowed us to produce results meaningfully ahead of the guidance that we issued in late February.”

Mr. Miller continued, “We are off to a strong start for the second quarter and believe that we are well positioned for the beginning of the summer selling season as we continue to focus our efforts around maximizing the benefit from the competitive store closures and highlighting the convenience and value that Big 5 Sporting Goods offers.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on June 15, 2017 to stockholders of record as of June 1, 2017.

Guidance

For the fiscal 2017 second quarter, the Company expects same store sales to be in the positive mid-single-digit range and earnings per diluted share to be in the range of $0.14 to $0.20, compared to a same store sales decrease of 1.7% and earnings per diluted share of $0.10 in the second quarter of fiscal 2016. Fiscal 2017 second quarter guidance reflects an anticipated small negative impact as a result of the calendar shifts of the Easter and Fourth of July holidays.

Store Openings

During the first quarter of fiscal 2017, the Company opened one store, which was a relocation, and closed two stores, one of which was a relocation, ending the quarter with 431 stores in operation. The Company has opened one store in the second quarter to date and anticipates opening one additional store in the remainder of the second quarter. For the fiscal 2017 full year, the Company currently anticipates opening approximately eight new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, May 2, 2017, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the first quarter of fiscal 2017. To access the conference call, participants in North America should dial (800) 316-8317, and international participants should dial (719) 785-9446. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 9, 2017 by calling (844) 512-2921 to access the playback; passcode is 9766250.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended April 2, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 2, 2017	January 1, 2017
ASSETS

Current assets:
Cash	$5,909	$7,895
Accounts receivable, net of allowances of $43 and $42, respectively	10,484	12,200
Merchandise inventories, net	296,529	294,319
Prepaid expenses	9,811	10,085

Total current assets	322,733	324,499

Property and equipment, net	77,013	78,420
Deferred income taxes	21,913	23,699
Other assets, net of accumulated amortization of $1,464 and $1,420, respectively	2,560	2,528
Goodwill	4,433	4,433

Total assets	$428,652	$433,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$101,584	$109,314
Accrued expenses	66,963	76,887
Current portion of capital lease obligations	1,376	1,326

Total current liabilities	169,923	187,527

Deferred rent, less current portion	16,491	17,028
Capital lease obligations, less current portion	1,957	1,999
Long-term debt	21,809	10,000
Other long-term liabilities	11,668	11,988

Total liabilities	221,848	228,542

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,929,642 and 24,784,367 shares, respectively; outstanding 22,153,826 and 22,012,651 shares, respectively	249	248
Additional paid-in capital	114,589	114,797
Retained earnings	126,390	124,363
Less: Treasury stock, at cost; 2,775,816 and 2,771,716 shares, respectively	(34,424)	(34,371)

Total stockholders’ equity	206,804	205,037

Total liabilities and stockholders’ equity	$428,652	$433,579

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 2, 2017	April 3, 2016

Net sales	$252,604	$234,528

Cost of sales	168,982	163,563

Gross profit	83,622	70,965

Selling and administrative expense	74,644	71,219

Operating income (loss)	8,978	(254)

Interest expense	268	452

Income (loss) before income taxes	8,710	(706)

Income taxes (1)	3,384	413

Net income (loss) (1)	$5,326	$(1,119)

Earnings per share:
Basic	$0.25	$(0.05)

Diluted (1)	$0.24	$(0.05)

Dividends per share	$0.15	$0.125

Weighted-average shares of common stock outstanding:
Basic	21,683	21,583

Diluted	21,916	21,583

(1)	In the first quarter of fiscal 2016, the Company recorded a charge of $0.7 million to write-off deferred tax assets related to share-based compensation. This charge increased net loss by $0.03 per share.